Exhibit 99.1

Augmedix Announces Preliminary Fourth Quarter and Full Year 2020 Results

SAN FRANCISCO, Calif. – March 18, 2021 – Augmedix, Inc. (OTC Pink: AUGX), a leading provider of remote medical documentation and live clinical support, today announced preliminary unaudited financial and operational results for the fourth quarter and full year 2020.

Augmedix converts natural clinician-patient conversation into medical documentation and provides live support, including referrals, orders, and reminders. The company’s vision is to automate as much of the medical note creation process as possible by applying an approach referred to as “intelligence amplification.” Augmedix has generated over four million medical notes since it began offering its service.

Financial and Operational Highlights

●	Preliminary fourth quarter 2020 total revenue is expected to be $4.6 million, an increase of 15% compared to the fourth quarter of 2019
●	Preliminary full year 2020 total revenue is expected to be $16.5 million, an increase of approximately 17% from full year 2019
●	Preliminary fourth quarter dollar-based net revenue retention was 108% for our Health Enterprise customers compared to 113% in the third quarter of 2020
●	Preliminary full year 2020 dollar-based net revenue retention was 114% for our Health Enterprise customers compared to 135% in the full year 2019
●	Preliminary fourth quarter gross margin is expected to be 44% compared to 34% in the fourth quarter of 2019
●	Preliminary full year 2020 gross margin is expected to be 41% compared to 33% in the full year 2019
●	Cash and restricted cash totaled $23.0 million as of December 31, 2020

Manny Krakaris, Chief Executive Officer of Augmedix, stated, “Our strong fourth quarter and 2020 results exemplify both the momentum we are building in remote clinical documentation and our disciplined execution. Over the past year, Augmedix has continued to expand its recurring revenue stream to address the $6 billion clinical documentation market. Moreover, I expect growth in 2021 to be even more robust than in the prior year as healthcare utilization normalizes. I'm very proud of the Augmedix team, and I am looking forward to the next chapter of our growth as a publicly-traded company.”

The Company’s fourth quarter and full year 2020 financial results are preliminary and are subject to the completion of the Company’s 2020 accounting and financial close and reporting process. Complete fourth quarter and full year 2020 financial results will be announced in late March.

Definition of Key Metrics

Dollar-Based Net Revenue Retention: We define a “Health Enterprise” as a company or network of doctors that has at least 50 clinicians currently employed or affiliated that could utilize our services. Dollar-based net revenue retention is determined as the revenue from Health Enterprises as of twelve months prior to such period end as compared to revenue from these same Health Enterprises as of the current period end, or current period revenue. Current period revenue includes any expansion or new products and is net of contraction or churn over the trailing twelve months but excludes revenue from new Health Enterprises in the current period. We believe growth in dollar-based net revenue retention is a key indicator of the performance of our business as it demonstrates our ability to increase revenue across our existing customer base through expansion of users and products, as well as our ability to retain existing customers.

About Augmedix

Augmedix converts natural clinician-patient conversation into medical documentation and provides live support, including referrals, orders, and reminders, so clinicians can focus on what matters most: patient care. The Augmedix platform is powered by a combination of proprietary automation modules and human-expert assistants operating in HIPAA-secure locations to generate accurate, comprehensive, and timely-delivered medical documentation. Augmedix services are compatible with over 35 specialties and are trusted by over one dozen American health systems and hundreds of independent clinicians supporting medical offices, clinics, hospitals and telemedicine. We estimate that our solution saves clinicians 2–3 hours per day, increases productivity by as much as 20%, and increases clinicians' satisfaction with work-life balance over 40%. To learn more about Augmedix, visit augmedix.com.

Forward Looking Statements

This press release contains "forward-looking statements" that involve a number of risks and uncertainties, including but not limited to our expectations for growth and quotation on the public markets. Words such as "believes," "may," "will," "estimates," "potential," "continues," "anticipates," "intends," "expects," "could," "would," "projects," "plans," "targets," and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management's expectations as of the date of this filing and are subject to a number of risks, uncertainties and assumptions, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our prospectus filed with the Securities and Exchange Commission on February 8, 2021 as well as other documents that may be filed by us from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our expectations regarding changes in regulatory requirements; our ability to interoperate with the electronic health record systems of our customers; our reliance on vendors; our ability to attract and retain key personnel; the competition to attract and retain remote documentation specialists; anticipated trends, growth rates, and challenges in our business and in the markets in which we operate; our ability to further penetrate our existing customer base; our ability to protect and enforce our intellectual property protection and the scope and duration of such protection; developments and projections relating to our competitors and our industry, including competing dictation software providers, third-party, non-real time medical note generators and real time medical note documentation services; the impact of current and future laws and regulations; the impact of the COVID-19 crisis on our business, results of operations and future growth prospects. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

Investors:

Caroline Paul

Gilmartin Group

investors@augmedix.com

Media:

Kaila Grafeman

Augmedix

pr@augmedix.com